Exhibit 10.7
CAVIUM NETWORKS, INC.
WWCOMS RETENTION PLAN
SECTION 1. PURPOSE
     The WWComs Retention Plan (the “Plan”) is hereby established effective upon the closing (the “Closing”) of the acquisition of W&W Communications, Inc., a California corporation (“WWComs”), by Cavium Networks, Inc., a Delaware corporation (“Cavium” or the “Company”), pursuant to the terms of an Agreement and Plan of Merger and Reorganization, by and among Cavium, WWC Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Cavium, WWComs, WWC I LLC, a Delaware limited liability company and Nueva Ventures Management, LLC as the Shareholders’ Agent, dated November 19, 2008 (the “Merger Agreement”). The purpose of the Plan is to provide certain eligible employees of WWComs and its affiliates who become employees of Cavium or an affiliate of Cavium with the opportunity to earn restricted stock units covering shares of the common stock of Cavium based on the achievement of certain operating milestones following Closing.
SECTION 2. DEFINITIONS
For purposes of the Plan, these terms are defined as follows:
     (a) 2009 Determination Date means the date following the closing of the 2009 Measurement Period on which Cavium determines that the 2009 Revenue Threshold has or has not been achieved. In no event will such date be later than the date Cavium publicly announces its financial results for the fiscal quarter ending December 31, 2009.
     (b) 2009 Measurement Period means July 1, 2009 through December 31, 2009.
     (c) 2009 Retention Award means that number of RSUs equal to the product of (i) the Participant’s Participation Percentage for the 2009 RSU Pool and (ii) the 2009 RSU Pool. For example, assuming a 2009 RSU Pool of 99,000 shares and a Participation Percentage of 1%, a Participant would be awarded RSUs covering 990 shares of Cavium’s common stock as the 2009 Retention Award.
     (d) 2009 Revenue Threshold means $4,000,000 of Revenue from WWComs Products during the 2009 Measurement Period.
     (e) 2009 RSU Pool means that number of RSUs determined as follows: if the 2009 Revenue Threshold is achieved during the 2009 Measurement Period, RSUs with an aggregate “value” equal to (i) $330,000 plus (ii) $330,000 for each full $1,000,000 of Revenue achieved during the 2009 Measurement Period in excess of the 2009 Revenue Threshold. The 2009 RSU Pool will not exceed RSUs with a “value” of $2,970,000. The “value” of RSUs for purposes of the 2009 RSU Pool will be determined using the average reported closing price for Cavium common stock on the Nasdaq Global Market for the 30 consecutive trading days ending on December 31, 2009. No pro-rata RSUs will be credited to the 2009 RSU Pool for Revenue in less than $1,000,000 increments. For example, assuming Revenue of $6,500,000 and a 30 day trading average price of $10.00 per share, the 2009 RSU Pool will be RSUs covering 99,000 shares of Cavium common stock.

     (f) 2010 Determination Date means the date following the closing of the 2010 Measurement Period on which Cavium determines that the 2010 Revenue Threshold has or has not been achieved. In no event will such date be later than the date Cavium publicly announces its financial results for the fiscal quarter ending June 30, 2010.
     (g) 2010 Measurement Period means January 1, 2010 through June 30, 2010.
     (h) 2010 Retention Award means that number of RSUs equal to the product of (i) the Participant’s Participation Percentage for the 2010 RSU Pool and (ii) the 2010 RSU Pool. For example, assuming a 2010 RSU Pool of 99,000 shares and a Participation Percentage of 1%, a Participant would be awarded RSUs covering 990 shares of Cavium’s common stock as the 2010 Retention Award.
     (i) 2010 Revenue Threshold means $8,000,000 of Revenue from WWComs Products during the 2010 Measurement Period.
     (j) 2010 RSU Pool means that number of RSUs determined as follows: if the 2010 Revenue Threshold is achieved during the 2010 Measurement Period, RSUs with an aggregate “value” equal to (i) $330,000 plus (ii) $330,000 for each full $1,000,000 of Revenue achieved during the 2010 Measurement Period in excess of the 2010 Revenue Threshold. The 2010 RSU Pool will not exceed RSUs with a value of $2,970,000. The “value” of RSUs for purposes of the 2010 RSU Pool will be determined using the average reported closing price for Cavium common stock on the Nasdaq Global Market for the 30 consecutive trading days ending on June 30, 2010. No pro-rata RSUs will be credited to the 2010 RSU Pool for Revenue in less than $1,000,000 increments. For example, assuming Revenue of $10,500,000 and a 30 day trading average price of $10.00 per share, the 2010 RSU Pool will be RSUs covering 99,000 shares of Cavium common stock.
     (k) Code means the Internal Revenue Code of 1986, as amended.
     (l) EIP means the Cavium Networks, Inc. 2007 Equity Incentive Plan
     (m) Participant means an individual who (i) was employed by WWComs or an affiliate of WWComs, immediately prior to the Closing, (ii) is employed by Cavium or an affiliate of Cavium, immediately following the Closing, (iii) has his or her name listed on Exhibit A attached hereto, and (iv) meets the eligibility requirements of Section 3 below. The determination of whether an individual is a Participant shall be made by Cavium, in its sole discretion, and such determination shall be binding and conclusive on all persons.
     (n) Participation Notice means the latest notice sent by Cavium to an individual informing the individual that he or she has been selected as a prospective participant in the Plan, substantially in the form of Exhibit B attached hereto. If a second notice is sent, it will supersede in its entirety any prior notice sent to that individual.

     (o) Plan Administrator means the Board or Directors of Cavium (the “Board”) or any such other entity, body or committee as may be duly authorized by the Board to administer the Plan. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.
     (p) Plan Percentage means the percentage of the 2009 Bonus Pool and the percentage of the 2010 Bonus Pool, as applicable, set forth on the Participant’s Participation Notice.
     (q) Revenue means all revenue actually recognized by Cavium in accordance with U.S. GAAP for WWComs Products sold by Cavium or an affiliate of Cavium following the Closing during the applicable measurement period. In instances that may arise for a bundled product or service offering that includes WWComs Products and Cavium products and services and where a clear delineation of price does not exist, Cavium, in its reasonable judgment, shall determine the appropriate amount to be included as Revenue with respect to a WWComs Product hereunder. All software revenue will be recognized in accordance with U.S. GAAP, and to the extent that Cavium Networks recognizes any software license revenue over an extended period of time (such as the life of any associated maintenance or other service agreements), the amount of revenue that will be included in the calculation of Revenue will be the actual amount of revenue recognized by Cavium during the applicable measurement period.
     (r) RSU means a restricted stock unit granted under the EIP.
     (s) WWComs Products means all WWComs stand alone products, upgrades, updates, enhancements or derivatives owned and being distributed by WWComs as of immediately prior to Closing and related future products that are substantially derived from such products. WWComs Products shall not include products that are derived in whole or in part from Cavium products, incorporate any material Cavium design, code or technology or are combined with Cavium products, design, code or technology, with such determination being made by Cavium in its sole reasonable discretion.
SECTION 3. ELIGIBILITY
     (a) Not later than the Closing, Cavium will issue Participation Notices to prospective Participants.
     (b) Notwithstanding issuance of, and acceptance by a Participant of, the Participation Notice, an individual shall cease to be a Participant immediately as of:
          (i) such date that the individual materially violates the terms of any valid employment, confidentiality, proprietary information, invention assignment or non-solicitation agreement between the individual and any of Cavium, WWComs or any predecessor thereto; provided that the Participant has received written notice specifying the alleged material breach, and, if such material breach is reasonably susceptible of cure, the Participant has been given a reasonable opportunity of not less than thirty (30) days to cure; or
          (ii) the date of the individual’s termination of employment with Cavium for any reason.

SECTION 4. PLAN BENEFITS
     (a) Subject to a Participant’s continued employment on the 2009 Determination Date, Cavium will grant such Participant his or her 2009 Retention Award on the 2009 Determination Date. The 2009 Retention Award shall vest, subject to the Participant’s Continuous Service (as defined in the EIP) on each vesting date, as to 25% of the shares subject to the RSU on the 2009 Determination Date and as to 6.25% of the shares on the last day of each fiscal quarter thereafter (commencing with the last day of the fiscal quarter in which the 2009 Determination Date occurs), subject to the right of certain Participants to receive additional vesting of the 2009 Retention Award upon a termination without cause or a resignation due to good reason as expressly provided in written agreements. Shares issued under the 2009 Retention Award are intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein will be interpreted to so comply.
     (b) Subject to a Participant’s continued employment on the 2010 Determination Date, Cavium will grant such Participant his or her 2010 Retention Award on the 2010 Determination Date. The 2010 Retention Award shall vest, subject to the Participant’s Continuous Service on each vesting date, as to 37.5% of the shares subject to the RSU on the 2010 Determination Date and as to 6.25% of the shares on the last day of each fiscal quarter thereafter (commencing with the last day of the fiscal quarter in which the 2010 Determination Date occurs), subject to the right of certain Participants to receive additional vesting of the 2010 Retention Award upon a termination without cause or a resignation due to good reason as expressly provided in written agreements between Cavium and such Participant. Shares issued under the 2010 Retention Award are intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein will be interpreted to so comply.
     (c) All awards under this Plan will be subject to applicable tax withholding in accordance with the terms and conditions set forth in the EIP.
SECTION 5. GOLDEN PARACHUTE TREATMENT
     (a) If any payment or benefit payable hereunder (a “Payment”) to a Participant would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to be equal to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) reduction of the 2010 Retention Award and (2) reduction of the 2009 Retention Award.
     (b) For the avoidance of doubt, it is understood that this Section 5 shall be of no force or effect with respect to a Participant if the stockholders of WWComs have approved the payments provided in this Plan to such Participant in a manner that results in such payments under the Plan not constituting “parachute payments” with respect to such Participant pursuant to Section 280G(b)(5)(A)(ii) of the Code. If, after Closing, a subsequent determination of the status of Payments to a Participant is necessary, an independent firm shall be engaged by Cavium and shall perform the foregoing calculations. The independent firm engaged to make the determinations hereunder shall consider the calculations prepared by the Company prior to Closing and shall provide its calculations, together with detailed supporting documentation, to the Participant and Cavium after the Closing. Any good faith determinations of the independent firm made hereunder shall be final, binding and conclusive upon the affected Participant and Cavium.
SECTION 6. REVENUE STATEMENTS; PARTICIPANT REPRESENTATIVE
     (a) Cavium will prepare a statement (each, a “Statement”) at the end of each of the 2009 Measurement Period and the 2010 Measurement Period setting forth the calculations necessary to determine whether a 2009 Retention Award and a 2010 Retention Award, as applicable, is to be made to Participants based on Revenue for Eligible Products pursuant to this Plan. Cavium shall deliver such Statement to a representative of the Participants, who shall initially be Lars Herlitz (the “Participant Representative”), on each of the 2009 Determination Date and the 2010 Determination Date.
     (b) The Participant Representative shall serve as agent for and on behalf of each Participant. If the Participant Representative elects to resign as Participant Representative for any reason, the Participant Representative shall notify Cavium of his or her intent to resign, and the Participant representing at least a majority of the Plan Percentage shall, by written notice to Cavium, appoint a successor Participant Representative within five (5) business days after receiving notice of such resignation. The Participant Representative shall not be liable to any Participant for any act done or omitted hereunder as Participant Representative except to the extent the Participant Representative has acted with gross negligence or willful misconduct.
SECTION 7. GENERAL TERMS
     (a) Management of WWComs Business. Following the Closing, the management and operations of WWComs, including with respect to the sales of WWComs Products, shall be conducted in a manner that is determined by Cavium, in its sole discretion. For the avoidance of doubt, none of the following will in any event be determined to be in contravention of Cavium’s obligations hereunder:
          (i) Cavium’s allocation of corporate resources, including the allocation of sales and marketing personnel and budgets, among its various product lines and businesses,
          (ii) Cavium’s negotiations with potential purchasers of products and services, including the WWComs Products, regardless of the prices and terms upon which sales of such products and services, including the WWComs Products, may be made, even if the effect of such negotiations is to delay a sale of WWComs Products from being consummated during any period, or
          (iii) Cavium’s actions related to the release and positioning of products and services generally and the WWComs Products in particular.
     (b) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
     (c) Amendment or Termination. Cavium reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan shall be in writing and executed by a duly authorized officer of Cavium. Unless otherwise required by law, no approval of the stockholders of Cavium shall be required for any amendment or termination.
     (d) No Implied Employment Contract. The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of Cavium or (ii) to interfere with the right of Cavium to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
     (e) Legal Construction. This Plan shall be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws).
     (f) Plan Benefits Unfunded. The liability of Cavium to pay any amount to any Participant is based solely on the contractual obligations created by the Plan. The Plan constitutes a mere promise by Cavium to pay benefits in the future as determined in the sole discretion of the Administrator. The interest of a Participant in benefits payable under the Plan is an unsecured claim against the general assets of Cavium. No Participant has any interest in any fund or in any specific asset of Cavium by reason of any amounts credited or deemed to be credited hereunder. Accordingly, Plan benefits are not secured by any trust, pledge, lien or encumbrance on any property of Cavium or on the assets of any benefit trust. Cavium intends that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA, if applicable.
     (g) Notices. Any notice, demand or request required or permitted to be given by either Cavium or a Participant or the Participant Representative pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or three (3) business days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of Cavium, at 805 E. Middlefield Road, Mountain View, California 94043, Attn: Chief Financial Officer, and, in the case of a Participant, at the address as set forth in Cavium’s employment file maintained for the Participant as previously furnished by the Participant, or such other address as a party may request by notifying the other in writing.
     (h) Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of Cavium. This Plan shall be binding upon any surviving entity resulting from a change in control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by Cavium without regard to whether or not such person or entity actively assumes the obligations hereunder.

     (i) Waiver. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
     (j) Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
     (k) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

Cavium Networks, Inc.

By:	/s/ Art Chadwick

Title:	CFO

Exhibit A
PARTICIPANTS

Exhibit B
RETENTION PLAN
PARTICIPATION NOTICE

To:

Date:

1. Cavium Networks, Inc. (“Cavium”) has adopted the WWComs Retention Plan (the “Plan”).
2. Cavium is providing you with this Participation Notice to inform you that you have been selected as a Participant in the Plan. A copy of the Plan is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan, and in the event of any conflict between this Participation Notice and the Plan, the terms of the Plan shall prevail.
3. Subject to the provisions of the Plan, your Participation Percentage, as described in the Plan, is ___% of the 2009 RSU Pool and                      % of the 2010 RSU Pool.

Cavium Networks, Inc.

By:

Its:

ACKNOWLEDGEMENT AND AGREEMENT
The undersigned Participant hereby acknowledges receipt of the foregoing Participation Notice and agrees with the contents herein. The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of participating in the Plan, including the effect, if any, of Sections 409A and 4999 of the Internal Revenue Code.

Participant Name